SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                            Westmoreland Coal Company
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    960878106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 October 4, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   960878106
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Libra Advisors, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     555,600

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     555,600

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     555,600

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.3%

12.  TYPE OF REPORTING PERSON*

     IA

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   960878106
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Libra Associates, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     533,315

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     533,315

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     533,315

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.0%

12.  TYPE OF REPORTING PERSON*

     OO - General Partner of Libra Fund, L.P.

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   960878106
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Libra Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     533,315

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     533,315

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     533,315

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.0%

12.  TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   960878106
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ranjan Tandon

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     555,600

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     555,600

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     555,600

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.3%

12.  TYPE OF REPORTING PERSON*

     IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   960878106
            ---------------------


Item 1(a).  Name of Issuer:


            Westmoreland Coal Company
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            14th Floor
            2 North Cascade Avenue
            Colorado Springs, CO 80903
            --------------------------------------------------------------------


Item 2(a).  Name of Persons Filing:


            Libra Advisors, LLC, Investment Advisor of Libra Fund, L.P.
            Libra Associates, LLC, General Partner of Libra Fund, L.P.
            Libra Fund, L.P., Partnership
            Ranjan Tandon, President of Libra Advisors, LLC
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:


              909 Third Avenue
              29th Floor
              New York, NY 10022
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Libra Advisors, LLC - New York limited liability company
            Libra Associates, LLC - Delaware limited liability company
            Libra Fund, L.P. - Delaware limited partnership
            Ranjan Tandon - United States of America
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            960878106
            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          533,315 shares owned by Libra Advisors, LLC, Libra Associates, Libra Fund, L.P. and Ranjan Tandon

          additional 22,285 owned by Libra Advisors, LLC and Ranjan Tandon
          ----------------------------------------------------------------------

     (b)  Percent of class:

          7.0% owned by Libra Advisors, LLC, Libra Associates, LLC, Libra Fund, L.P. and Ranjan Tandon

          additional 0.3% owned by Libra Advisors, LLC and Ranjan Tandon
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote



         (ii)   Shared power to vote or to direct the vote

                533,315 shares with shared power to vote or to direct the vote by Libra Advisors, LLC, Libra Associates, LLC, Libra Fund, L.P. and Ranjan Tandon

                Additional 22,285 shares with shared power to vote or to direct the vote by Libra Advisors, LLC and Ranjan Tandon


        (iii)   Sole power to dispose or to direct the
                disposition of


         (iv) Shared power to dispose or to direct the disposition of

                533,315 shares with shared power to dispose or to direct the disposition of by Libra Advisors, LLC, Libra Associates, LLC, Libra Fund, L.P. and Ranjan Tandon

                Additional 22,285 shares with shared power to dispose or to direct the disposition of by Libra Advisors, LLC and Ranjan Tandon



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         -----------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


         -----------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.


         -----------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.


         -----------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


          ----------------------------------------------------------------------

Item 10.  Certifications.

          (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

               "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

          (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

               "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  LIBRA ADVISORS, LLC

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                      Name:  Ranjan Tandon
                                                      Title: President
                                                      Date: November 6, 2002

                                                  LIBRA ASSOCIATES,

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                      Name:  Ranjan Tandon
                                                      Title: Managing Member
                                                      Date: November 6, 2002

                                                  LIBRA FUND, L.P.

                                                  By: LIBRA ASSOCIATES,
                                                      its General Partner

                                                      By: /s/ Ranjan Tandon
                                                          ---------------------
                                                          Name:  Ranjan Tandon
                                                          Title: Managing Member
                                                          Date: November 6, 2002

                                                  /s/ Ranjan Tandon
                                                  ---------------------
                                                  Ranjan Tandon
                                                  Date: November 6, 2002

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                      Exhibit A


                                    AGREEMENT

The undersigned agree that this schedule 13G dated November 6, 2002 relating to the Common Stock of Westmoreland Coal Company shall be filed on behalf of the undersigned.

                                                  LIBRA ADVISORS, LLC

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                      Name:  Ranjan Tandon
                                                      Title: President
                                                      Date: November 6, 2002

                                                  LIBRA ASSOCIATES,

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                      Name:  Ranjan Tandon
                                                      Title: Managing Member
                                                      Date: November 6, 2002

                                                  LIBRA FUND, L.P.

                                                  By: LIBRA ASSOCIATES,
                                                      its General Partner

                                                      By: /s/ Ranjan Tandon
                                                          ---------------------
                                                          Name:  Ranjan Tandon
                                                          Title: Managing Member
                                                          Date: November 6, 2002

                                                  /s/ Ranjan Tandon
                                                  ---------------------
                                                  Ranjan Tandon
                                                  Date: November 6, 2002




03784.0001 #361409